SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.)

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Emerging Markets Growth Fund, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[Conversion talking points and FAQs for relationship managers]

1.	We are seeking shareholder approval to convert EMGF into an open-end, daily valued mutual fund

    We believe this conversion will benefit shareholders for the following reasons:

      Greater flexibility – to purchase and redeem shares on a daily basis (rather than have to wait for week end or month end to purchase shares and month end to redeem)
      Daily pricing – for shareholders to get current NAV (today it is weekly)
      Greater certainty – shareholders will know exactly when the redemption trade date will be (currently, it is the last business day of the month, but may be accelerated to an earlier Friday)

    This structure is industry standard – we do not know of other funds that operate in our current format – and is something our shareholders have asked for in the past

    The conversion will not change the management fees; the impact to operational costs will be negligible

    We have studied this potential conversion for two years and we do not expect it to interfere with the way we currently manage the portfolio:

      there will be no change to the investment objective or approach there will be no change to the portfolio management team
      we expect the cash position of the Fund to continue to remain below 5% of the Fund’s assets, under normal market conditions the portfolio management team has experience managing other emerging market equity daily valued funds

  We are also asking for shareholder approval of changes to or elimination of certain of the Fund’s investment policies:

    intended to modernize the policies and track the requirements of the Investment Company Act will be consistent with other open-end daily valued funds managed by Capital and in the market generally will not change how the Fund is currently managed

  Logistics:

o   You should see a proxy statement delivered to you in the beginning of September

o   Shareholder meeting: October 22, 2014

o   Record date: August 18, 2014

o   We may follow up to make sure you received the proxy statement

o   You’ll be able to vote by internet, telephone or mail

FAQs

What operational changes are needed and how will it impact shareholders?

There will be no change to the transfer agent or the custodian.  Shareholders who currently place orders through the EMGF Client Relations team may continue to do so.

Is the conversion connected to the fund’s recent investment results?

No. We have studied the potential conversion for a couple of years and view this as a natural evolution of the way we offer the fund externally. The fund was launched in 1986 as a closed-end fund due primarily to liquidity concerns in emerging markets. As markets evolved, we decided to offer additional liquidity to shareholders by converting the fund to an open-end interval fund in 1999. Today, liquidity and growth in emerging markets are strong; the conversion to a daily value fund reflects the continued evolution of emerging markets and shareholder needs.

How will you handle large redemptions?

We anticipate that our institutional shareholders will continue their process of notifying us ahead of time of large investments or redemptions.  While the Fund anticipates paying redemptions in cash, as is currently the case, we may pay the redemption price in whole or in part by distribution of certain of the Fund's portfolio securities. In addition, the Fund may delay sending out redemption proceeds for up to seven days, which may apply to large redemptions received without notice or during unusual market conditions.

Will you make EMGF’s NAV available to shareholders on a daily basis?

Yes, we plan to make EMGF’s NAV available to shareholders on a daily basis and will provide additional information on how and where it will be available once the conversion is approved.

Will you make EMGF an American Fund?

At this time there are no plans to add EMGF to the American Funds lineup of mutual funds. While the Qualified Purchaser eligibility requirement will be eliminated (generally $5 million in investments for natural persons and $25 million for entities), we will generally maintain the fund’s $100,000 minimum account size.

We are in the process of researching different distribution platforms and options for the Fund.  The American Funds platform may be an option, but we are reviewing other options as well.  We intend to complete the analysis by the end of the year.